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                                                                    Exhibit 12.2

                       JOHN HANCOCK LIFE INSURANCE COMPANY

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

           (Recalculated Excluding Interest Credited to Policyholders)

                              (Dollars in millions)


                                                      Q1               For the Year Ended December 31,
                                                     2002        2001       2000       1999       1998       1997
                                                  ----------  ---------- ---------- ---------- ---------- ---------
Earnings: (a)
   Income before provision for income taxes          $180.3      $767.4   $1,101.1     $217.1     $610.1    $570.5
   Add fixed charges                                   13.1        60.2       64.6       71.8       78.8      79.3
                                                  ----------  ---------- ---------- ---------- ---------- ---------

Earnings                                             $193.4      $827.6   $1,165.7     $288.9     $688.9    $649.8

Fixed charges:
   Interest on debt and capitalized leases (b)       $ 13.0      $ 59.0   $   62.6     $ 70.1     $ 76.7    $ 76.9
   Amortization of direct financing costs                 -           -          -          -          -         -
   Amortization of discount on debt                       -           -          -          -          -         -
   Interest element of rentals                          0.1         1.2        2.0        1.7        2.1       2.4
                                                  ----------  ---------- ---------- ---------- ---------- ---------

Total fixed charges                                  $ 13.1      $ 60.2   $   64.6     $ 71.8     $ 78.8    $ 79.3

Ratio of Earnings to Fixed Charges                     14.7        13.7       18.0        4.0        8.7       8.2

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(a) For the purpose of calculating the ratio of earnings to fixed charges,
"earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.

(b) This amount reflects both long and short-term debt and includes amortization of debt issuance costs and amortization of discount on debt.